UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2023

OPENLANE, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11299 N. Illinois Street
Carmel, Indiana 46032
(Address of principal executive offices)
(Zip Code)

(800) 923-3725
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	KAR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.
On June 23, 2023, OPENLANE, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The Credit Agreement replaces the Company’s existing Amended and Restated Credit Agreement, dated as of March 11, 2014 (as amended by that certain Incremental Commitment Agreement and First Amendment, dated as of March 9, 2016, Incremental Commitment Agreement and Second Amendment, dated as of May 31, 2017, Third Amendment Agreement, dated as of September 19, 2019, Fourth Amendment Agreement, dated as of May 29, 2020, and Fifth Amendment Agreement, dated as of September 2, 2020), by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Original Credit Agreement”). The Original Credit Agreement was terminated substantially concurrently with the Company’s entry into the Credit Agreement and all outstanding amounts and commitments thereunder have been repaid in full and terminated.
The Credit Agreement provides for a five-year revolving credit facility in an aggregate principal amount of $325,000,000 (the “Revolving Credit Facility”). The Revolving Credit Facility also includes a $65,000,000 sublimit for the issuance of letters of credit and a $60,000,000 sublimit for swingline loans, which can be borrowed on same-day notice. Any proceeds of the Revolving Credit Facility that were not applied to refinance the indebtedness under the Original Credit Agreement may be used for ongoing working capital needs and general corporate purposes of the Company and its subsidiaries.
Loans under the Revolving Credit Facility will bear interest at a rate calculated based on the type of borrowing (at the Company’s election, either Adjusted Term SOFR Rate or Base Rate (each as defined in the Credit Agreement)) and the Company’s Consolidated Senior Secured Net Leverage Ratio, with such rate ranging from 2.75% to 2.25% for Adjusted Term SOFR Rate loans and from 1.75% to 1.25% for Base Rate loans. The Company will also pay a commitment fee between 25 to 35 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility based on the Company’s Consolidated Senior Secured Net Leverage Ratio.
The obligations of the Company under the Revolving Credit Facility are guaranteed by certain of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of the assets of the Company and the Subsidiary Guarantors, including but not limited to: (a) pledges of and first priority perfected security interests in 100% of the equity interests of certain of the Company’s and the Subsidiary Guarantors’ domestic subsidiaries and 65% of the equity interests of certain of the Company’s and the Subsidiary Guarantors’ first tier foreign subsidiaries and (b) perfected first priority security interests in substantially all other assets of the Company and each Subsidiary Guarantor, subject to certain exceptions.
The Credit Agreement contains affirmative and negative covenants that are customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the affiliates. The Credit Agreement also requires the Company to maintain a maximum Consolidated Senior Secured Net Leverage Ratio not to exceed 3.50:1.00 as of the last day of each fiscal quarter (commencing with September 30, 2023) on which any loans under the Revolving Credit Facility are outstanding.
Certain of the lenders and agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.
The above description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement. The Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by Item 2.03 contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

    (d) Exhibits

        EXHIBIT NO.            DESCRIPTION OF EXHIBIT

10.1    Credit Agreement, dated as of June 23, 2023, among the Company, the lenders party thereto and J.P. Morgan Chase Bank, N.A. as administrative agent

104    Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:    June 26, 2023
OPENLANE, Inc.

By:    /s/ Brad Lakhia
Name:    Brad Lakhia
Title:    Executive Vice President and Chief Financial Officer